Exhibit 99.2

Petco Announces CEO Transition

R. Michael Mohan, Previously Lead Independent Director, Appointed Interim CEO

Ron Coughlin stepped down as CEO, Chairman and member of the Board of Directors

Search Underway to Identify Permanent CEO

San Diego, March 13, 2024 / PR Newswire / — Petco Health and Wellness Company, Inc. (Nasdaq: WOOF) today announced the Company’s Board of Directors has appointed R. Michael (Mike) Mohan to serve as Interim Chief Executive Officer, effective today. Ron Coughlin has stepped down as Petco’s Chief Executive Officer, Chairman, and member of the Board of Directors. He will serve as an advisor to the Board to support the leadership transition. The Board is conducting a comprehensive search for a permanent CEO with the support of a leading global executive search firm.

Mohan is a highly accomplished and seasoned retail leader who has served on the Petco Board since March 2021 and as Lead Independent Director since July 2021. As the former President and Chief Operating Officer of Best Buy Co., Inc., he was responsible for all aspects of global operations, including sales, merchandising, marketing, supply chain management, services, and new business initiatives across more than 1,000 stores and online channels worldwide.

“Mike’s highly successful track record across multiple segments of the retail industry, deep knowledge of Petco and strong operational skills make him the ideal executive to ensure a seamless transition as Petco moves forward,” said Cameron Breitner, member of the Petco Board of Directors.

Mohan said, “Petco is a powerful brand with an unparalleled offering that meets every need for pets, providing necessary products and services for these family members each day to support their health and wellness. I have a deep belief in our purpose and I look forward to working with the leadership team and our partners to continue strengthening our business, driving profitability through operational discipline and execution that will improve growth, drive margin and generate cash to create shareholder value. My focus will be on our people, our operations and our customer experience, working together to advance our strategy.”

Breitner concluded, “On behalf of the Board, we are deeply grateful for Ron’s many contributions to Petco over the past five years. Ron was instrumental in establishing and growing many aspects of our 360-degree pet ecosystem, significantly increasing Petco’s revenues, and leading the company through its IPO while always putting our people first.”

“Working with our amazing partners through a period of tremendous change and growth has been the opportunity of a lifetime,” said Ron Coughlin. “I am proud of the differentiated business model we’ve built that delivers the very best for pets, which positions the Company well for the future.”

In conjunction with his appointment, Mohan stepped down from the Board’s Audit Committee and has been replaced by current Board member Gary Biggs, and also stepped down from the Lead Independent Director role. The Board size has also been reduced from 11 to 10 with Coughlin’s departure from the Board of Directors.

About Mike Mohan

R. Michael (Mike) Mohan has been a member of Petco’s Board of Directors since March 2021 and served as Lead Independent Director since July 2021. He also served on our Audit Committee until his appointment as Petco’s Interim CEO. Previously, Mr. Mohan served as President and Chief Operating Officer of Best Buy Co., Inc. from June 2019 to July 2021, where he was responsible for the operations of the company’s U.S. and International businesses. From 2004 to June 2019, he served in various leadership roles at Best Buy, overseeing services, customer experience, category management, merchandising, marketing and supply chain functions. Prior to joining Best Buy, Mr. Mohan was Vice President and General Merchandising Manager for Good Guys. Mr. Mohan also previously worked at Future Shop in Canada from 1988 to 1997, prior to Best Buy’s acquisition of the company, where he served in various merchandising roles. Mr. Mohan also serves as Chairman of the board of directors of Bloomin’ Brands, Inc., and serves on the board of directors of VIZIO Holding Corp. and Jackson Family Wines.

Media Relations

Benjamin Thiele-Long benjamin.thiele-long@petco.com

Investor Relations

Cathy Yao cathy.yao@petco.com

About Petco, The Health + Wellness Co.:

Founded in 1965, Petco is a category-defining health and wellness company focused on improving the lives of pets, pet parents and our own Petco partners. We’ve consistently set new standards in pet care while delivering comprehensive pet wellness products, services and solutions, and creating communities that deepen the pet-pet parent bond. We operate more than 1,500 pet care centers across the U.S., Mexico and Puerto Rico, which offer merchandise, companion animals, grooming, training and a growing network of on-site veterinary hospitals and mobile veterinary clinics. Our complete pet health and wellness ecosystem is accessible through our pet care centers and digitally at petco.com and on the Petco app. In tandem with Petco Love, a life-changing organization, we work with and support thousands of local animal welfare groups across the country and, through in-store adoption events, we’ve helped find homes for nearly 7 million animals.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact. Although Petco believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to, the following: our ability to successfully manage leadership transition, execute on our strategy and drive profitability, and the risk factors we identify in our Securities and Exchange Commission filings, and actual results may differ materially from the results discussed in such forward-looking statements. Petco undertakes no duty to update publicly any forward-looking statement that it may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation, or other competent legal authority.